Filed Pursuant to Rule 433

Registration Statement No. 333-264388

September 18, 2024

The @NYSE® FANG+® Index is set to rebalance. The rebalance will be effective for the open on Monday, September 23, 2024.

As part of this rebalance:
- Snowflake Inc. Class A ($SNOW) and Tesla Inc. ($TSLA) will be removed from the Index.
- CrowdStrike Holdings Inc. Class A ($CRWD) and ServiceNow Inc. ($NOW) will be added to the Index

Learn more about the ETNs linked to the NYSE® FANG+® Index here: http://MicroSectors.com/fang

$FNGU $FNGO $FNGS $FNGD

The components in the @NYSE FANG+ Index will change.

Snowflake Inc. Class A ($SNOW) and Tesla Inc. ($TSLA) will be removed from the Index. CrowdStrike Holdings Inc. Class A ($CRWD) and ServiceNow Inc. ($NOW) will be added to the Index. The rebalance will be effective for the open on Monday, September 23, 2024. Learn more about the ETNs linked to the NYSE® FANG+® Index here: http://MicroSectors.com/fang

$FNGU $FNGO $FNGS $FNGD

MICROSECTORS

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The leveraged ETNs discussed herein are intended to be daily trading tools for sophisticated investors to manage daily trading risks as part of an overall diversified portfolio. They are designed to achieve their stated investment objectives on a daily basis. The performance of these ETNs over longer periods of time can differ significantly from the performance (or inverse of the performance) of their underlying index during the same period of time. You should proceed with extreme caution in considering an investment in the ETNs.

Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, product supplement, prospectus supplement and prospectus) with the SEC regarding each offering of the ETNs. Please read those documents and the other documents relating to the ETNs that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and the ETNs. These documents may be obtained without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Bank of Montreal, and any agent or dealer that participated in the offering of the ETNs, will arrange to send these documents if so requested by calling toll-free at 1-677-369-5412.